                                                                    EXHIBIT 12.1

                          THE MAJESTIC STAR CASINO, LLC

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN THOUSANDS OF DOLLARS)

                                                                                                            For the       For the
                                                                                                          Nine Months   Nine Months
                                                                                                             Ended         Ended
                                                                                                         September 30, September 30,
                                                  1998        1999        2000        2001       2002        2002          2003
                                                --------    --------    --------    --------   --------    --------      --------
 Earnings:
    Net income (loss) before equity in loss
         of unconsolidated joint venture          (1,306)    (10,912)     (3,691)      1,247      3,740       5,096         1,875

    Amortization of capitalized interest              84          84          84          84         84          63            63

    Fixed charges                                 17,197      17,549      17,276      17,922     36,528      27,338        27,216
                                                --------    --------    --------    --------   --------    --------      --------
                                                  15,975       6,721      13,669      19,253     40,352      32,497        29,154
                                                --------    --------    --------    --------   --------    --------      --------

 Fixed charges:
    Interest expense on all indebtedness          15,326      15,496      14,998      16,028     32,437      24,356        23,884
    Interest attributable to rental expense           --          --          --          --        321         172           513
    Amortization of original issue discount
       and deferred financing costs on the
       11.653% notes and 10-7/8% notes             1,871       2,053       2,278       1,894      3,770       2,810         2,819
                                                --------    --------    --------    --------   --------    --------      --------

                                                  17,197      17,549      17,276      17,922     36,528      27,338        27,216
                                                --------    --------    --------    --------   --------    --------      --------

 Ratio of earnings to fixed charges                 A           B           C           1.07x      1.10x       1.19x         1.07x
                                                ========    ========    ========    ========   ========    ========      ========

(A)  Earnings in 1998 were insufficient to cover fixed charges by approximately       1,222

(B)  Earnings in 1999 were insufficient to cover fixed charges by approximately      10,828

(C)  Earnings in 2000 were insufficient to cover fixed charges by approximately       3,607




                                                                   Pro Forma      Pro Forma
                                                                 For the Nine   For the Nine
                                                                 Months Ended   Months Ended
                                                     Pro Forma   September 30,  September 30,
                                                        2002         2002           2003
                                                     ---------   -------------  -------------

Earnings:
  Net income before equity in loss
    of unconsolidated joint venture                     12,707          11,696          8,176
  Amortization of capitalized interest                      84              63             63
  Fixed Charges                                         29,181          21,818         22,151
                                                     ---------   -------------  -------------
                                                        41,972          33,577         30,390
                                                     ---------   -------------  -------------
Fixed Charges:
  Interest expense on all indebtedness                  27,835          20,877         20,869
  Interest attributable to rental expense                  321             172            513
  Amortization of original issue discount
    on 11.653% notes and deferred
    financing costs on the 11.653%
    notes and 9 1/2% notes                               1,025             769            769
                                                     ---------   -------------  -------------
                                                        29,181          21,818         22,151
                                                     ---------   -------------  -------------
Pro Forma ratio of earnings to fixed charges              1.44x           1.54x          1.37x
                                                     ---------   -------------  -------------



Pro forma financial data reflects the purchase of all of the 10 7/8% notes and approximately 89% of 11.653% notes, the issuance of $260.0 million 9 1/2% Senior Secured Notes, borrowings of $28.0 million under our new $80.0 million senior secured credit facility and the spin off of Barden Nevada. See Unaudited Pro Forma Condensed Consolidated Financial Data.